EXHIBIT 99.2
                                                             ------------

   FOR FURTHER INFORMATION:
   AT THE COMPANY:          AT ASHTON PARTNERS:
   DENNIS LETHAM            CHRIS KETTMANN      H. PATEL
   CHIEF FINANCIAL OFFICER  INVESTOR INQUIRIES  MEDIA INQUIRIES
   (224) 521-8601           (312) 553-6716      (312) 553-6745



                          ANIXTER INTERNATIONAL INC
                      ANNOUNCES SALE OF $125 MILLION OF
                    ZERO COUPON CONVERTIBLE SENIOR NOTES
                    ------------------------------------


   GLENVIEW, IL, JULY 1, 2003 - Anixter International Inc. (NYSE: AXE), today announced that it has agreed to the sale of 30-year zero coupon senior notes that are convertible into shares of Anixter International common stock. Anixter anticipates gross proceeds of $125 million.
   The initial purchaser of the notes will also have a 13-day option to purchase additional notes to cover over-allotments, which would give Anixter up to approximately $18.75 million in additional gross proceeds.

   Terms of the 30-year zero coupon senior notes include an annual yield-to-maturity of 3.25 percent and an initial conversion premium of 26 percent over the $23.43 closing price of Anixter common stock on June 30, 2003. If certain conditions for conversion (relating to the closing stock prices of Anixter exceeding certain thresholds for specified periods) are met, holders may convert each of the 30-year zero coupon senior notes into 12.8773 shares of Anixter common stock in any calendar quarter commencing after September 30, 2003. Holders also may convert their notes into shares of Anixter common stock if the notes are called for redemption or upon the occurrence of certain corporate events. In either event, Anixter may elect to settle the conversion obligation in cash. If the conditions for conversion are met, and Anixter elects not to settle in cash, the 30-year zero coupon senior notes will be convertible in the aggregate into approximately 4,234,000 shares of Anixter common stock or approximately 4,869,000 shares of Anixter common stock if the initial purchaser exercises its entire over-allotment option.

   Anixter may redeem the 30-year zero coupon senior notes, at any time in whole or in part, after eight years for cash at accreted value. Holders of the 30-year zero coupon senior notes will have the option to require Anixter to purchase their notes at accreted value in years 4, 6, 8, 10, 15, 20 and 25. Anixter may choose to pay the purchase price in cash and/or common shares.

   The notes and the shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

   ABOUT ANIXTER

   Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) more than 185,000 products and nearly $500 million in inventory, 2) 142 warehouses with more than 4.4 million square feet of space, and 3) locations in 175 cities in 40 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

   SAFE HARBOR STATEMENT

   THE STATEMENTS IN THIS NEWS RELEASE THAT USE SUCH WORDS AS "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "CONTEMPLATE," "ESTIMATE," "PLAN," "SHOULD," "MAY," OR SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. THEY ARE SUBJECT TO A NUMBER OF FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM WHAT IS INDICATED HERE. THESE FACTORS INCLUDE GENERAL ECONOMIC CONDITIONS, TECHNOLOGY CHANGES, CHANGES IN SUPPLIER OR CUSTOMER RELATIONSHIPS, EXCHANGE RATE FLUCTUATIONS, AND NEW OR CHANGED COMPETITORS. PLEASE SEE THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS FOR MORE INFORMATION.

    ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                               www.anixter.com
                               ---------------